UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 8, 2013

Atlas Financial Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number
000-54627

CAYMAN ISLANDS	27-5466079
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

150 NW POINT BOULEVARD	60007
Elk Grove Village, IL	(Zip Code)
(Address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01, Completion of Acquisition or Disposition of Assets

On January 2, 2013, Atlas Financial Holdings, Inc. ("Atlas") closed the acquisition of Camelot Services, Inc. ("Camelot") and its sole insurance subsidiary, Gateway Insurance Company (“Gateway”) from Hendricks Holding Company, Inc. (the "Seller"), pursuant to the terms of the definitive stock purchase agreement dated and previously announced October 25, 2012.

The total purchase price for all of Camelot's outstanding shares was $14.9 million, purchased with a combination of cash, Atlas preferred shares and reserve protection. Consideration consisted of a $6.0 million dividend paid by Gateway immediately prior to the closing, $2.0 million of Atlas preferred shares and $6.9 million in cash. In addition to reserve strengthening recorded on the closing balance sheet, Atlas received an additional $2.0 million of contractual post-closing reserve development protection from the Seller.

Under the terms of the stock purchase agreement, the purchase price equaled the tangible GAAP book value of Camelot at December 31, 2012, subject to certain pre and post-closing adjustments. Additional consideration may be paid to or received from the Seller depending upon, among other things, the development of Gateway's actual loss reserves for certain lines of business and the utilization of certain deferred tax assets over time. Gateway also writes workers' compensation insurance, which Atlas is not acquiring as part of the transaction. An indemnity reinsurance agreement was entered into pursuant to which 100% of Gateway's workers' compensation business is ceded to a third party captive reinsurer funded by the Seller as part of the transaction.

Gateway is a St. Louis, Missouri based insurance company, offering specialized commercial insurance products. Prior to the acquisition, Atlas had no material relationships with Camelot or Gateway.

Item 9.01, Financial Statements and Exhibits
The Stock Purchase Agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K filed October 25, 2012, and is incorporated by reference herein.

Exhibit 99.1 News Release dated January 2, 2013 - Atlas Financial Holdings Announces Acquisition Closing
.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2013		Atlas Financial Holdings, Inc.

	By:	/s/ Paul Romano
Name: Paul Romano
Title: Vice President and Chief Financial Officer